EXHIBIT 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com
TYLER TECHNOLOGIES REPORTS EARNINGS FOR
SECOND QUARTER 2005
Dallas, July 27, 2005 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2005:
•	Total revenues for the quarter ended June 30, 2005 were $43.2 million, down 2 percent compared to $44.3 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 5 percent for the quarter.

•	Operating income for the quarter ended June 30, 2005 was $3.2 million, compared with operating income of $5.0 million in the same quarter of 2004. The results for the second quarter of 2005 include a pretax restructuring charge of $1.3 million. Excluding that restructuring charge, operating income for the quarter ended June 30, 2005 would have been $4.5 million.

•	Net income for the three months ended June 30, 2005 was $2.0 million, or $0.05 per diluted share. Excluding the restructuring charge, pro-forma net income for the three months ended June 30, 2005 was $2.8 million, or $0.07 per share. Net income for the three months ended June 30, 2004 amounted to $3.0 million, or $0.07 per share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $5.8 million in the second quarter of 2005. Excluding the restructuring charge of $1.3 million, EBITDA for the second quarter of 2005 would have been $7.1 million. EBITDA for the second quarter of 2004 totaled $7.8 million.

•	Gross margin for the quarter ended June 30, 2005 was 37.6 percent, compared to 38.6 percent in the quarter ended June 30, 2004. Sequentially, gross margin for the second quarter improved from 32.3 percent in the first quarter of 2005.

•	Selling, general and administrative (SG&A) expenses in the second quarter were $11.3 million (26.1 percent of revenues), compared to $11.4 million (25.8 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses for the second quarter improved from $11.9 million (29.4 percent of revenues) in the first quarter of 2005.

•	Free cash flow for the second quarter of 2005 was negative $828,000 (cash used by operating activities of $269,000 minus capital expenditures of $559,000). Second quarter 2005 cash flow included $1.1 million in cash expenditures for restructuring costs. For the second quarter of 2004, free cash flow was $5.5 million (cash provided by operating activities of $7.3 million minus capital expenditures of $1.8 million). For the six months ended June 30, 2005, free cash flow was $5.5 million (cash provided by operating activities of $7.2 million minus capital expenditures of $1.7 million).
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Tyler Technologies Reports Earnings for Second Quarter 2005
July 27, 2005

•	Total backlog reached a new high of $153.4 million at June 30, 2005. Software-related backlog (excluding appraisal services) grew by $15.2 million, or 14 percent, during the second quarter to $124.7 million.

•	Tyler is debt-free and ended the second quarter of 2005 with $29.6 million in cash, short-term investments, and certificates of deposit. The company repurchased 411,000 shares of its common stock during the quarter at a cost of $2.7 million.
Revenues for the six months ended June 30, 2005 decreased 2 percent to $83.8 million from $85.7 million in 2004. Operating income for the first half of 2005 was $3.9 million, compared to $8.4 million in the first half of 2004. Net income for the six months ended June 30, 2005 was $2.5 million, or $0.06 per diluted share, compared to net income of $5.1 million, or $0.11 per share, for the comparable period of 2004. Excluding the pretax restructuring charge of $1.3 million in 2005, pro-forma net income for the six months ended June 30, 2005 was $3.2 million, or $0.08 per share.
“Our second quarter results exceeded expectations, and we are pleased to report that our restructuring actions during the quarter contributed to significantly improved earnings compared to the first quarter of this year,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Although revenues for our appraisal services division declined in line with expectations as the result of the completion of certain large revaluation projects, we significantly reduced headcount in that division and improved the organizational structure to increase efficiency and bring costs in line with expected revenues. For the second quarter of 2005, our gross margin for appraisal services was 20 percent. While well below our target, this represents a considerable improvement over the 16 percent gross margin for appraisal services in the first quarter of 2005.”
The charge associated with the restructuring was $1.3 million and was primarily comprised of employee severance costs. During the quarter, Tyler reduced headcount in the appraisal services and appraisal and tax software businesses, as well as in the corporate office, by eliminating approximately 120 positions, including management, staff and project-related personnel. Those positions represented approximately $7 million in annual payroll and related costs.
“We believe that our reorganized appraisal services and appraisal and tax software divisions now have the appropriate organizational structures and the right personnel in place to successfully manage those businesses,” continued Mr. Marr. “We have continued to make progress in controlling costs and managing the initial Orion installations to meet customer expectations, and we achieved acceptance milestones during the second quarter on several Texas installations of Orion. Our recent $10 million contract award for a statewide property tax system in New Jersey, as well as new awards for appraisal services projects, indicate that those areas of our business are moving forward.
“Our financial systems divisions, which generate well over half of our revenues, continued to turn in solid performance in line with expectations for the quarter. Tyler has successfully established a presence in new regions of the country, particularly with our financial solutions, and geographic expansion remains a key element in our long-term growth strategy. We also are encouraged by the activity in the new business pipeline for our Odyssey courts and justice solution, as that product continues to mature and we expand its presence into the mid-sized county government marketplace.”
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Tyler Technologies Reports Earnings for Second Quarter 2005
July 27, 2005

Mr. Marr added, “Although rising employee health care costs and the expense of corporate governance continue to impact Tyler, we have achieved positive results from our cost control efforts, including our recent restructuring. For the second quarter of 2005, SG&A expenses were lower in absolute dollars compared to both the first quarter of 2005 and the second quarter of 2004.
“In general, our outlook for the full year 2005 has not significantly changed since we reported our first quarter earnings in April,” noted Mr. Marr. “However, the timing of some revenues that we originally expected in the second half of 2005 shifted into the second quarter. Accordingly, second quarter earnings exceeded our previous guidance, and the results for the second half of the year are now expected to be lower by a corresponding amount. We currently expect earnings per share for the second half of 2005 to be in a range of $0.10 to $0.14.”
Total revenues for 2005 are currently expected to be in the range of $171 million to $173 million. Software-related revenues are expected to grow approximately 6 percent to 8 percent, while appraisal services revenues are expected to decline between 30 percent and 35 percent compared to 2004. Tyler’s effective income tax rate for 2005 is currently expected to be approximately 41 percent. In addition, the company expects that total capital expenditures in 2005 will be in the range of $2.7 million to $3.2 million.
Mr. Marr concluded, “We are making strong progress and believe we are on track to achieve our objectives for consistent performance and improved financial results. With a dedicated team of professionals that provides our clients with superior customer service, together with innovative and competitive product offerings, Tyler remains uniquely positioned to take advantage of the considerable growth opportunities that exist in the local government software market.”
Tyler Technologies will hold a conference call on Thursday, July 28 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 7751010. A replay of the call will be available two hours after the completion of the call through August 4, 2005. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291for international dialers. A live Webcast and archived replay of the call can be accessed on the Company’s Web site at www.tylerworks.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.
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Tyler Technologies Reports Earnings for Second Quarter 2005
July 27, 2005

Non-GAAP Measures:
This press release discloses certain financial measures such as EBITDA, free cash flow, pro-forma net income and pro-forma earnings per share (EPS). These measures are not prepared in accordance with generally accepted accounting principles and are, therefore, considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Management believes that EBITDA, free cash flow, pro-forma net income and pro-forma EPS provide supplemental meaningful information to the investor to fully assess the financial performance of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
13-05

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Software licenses	$7,872	$7,403	$14,209	$14,255
Software services	13,469	13,274	25,721	24,876
Maintenance	15,806	14,657	31,227	28,238
Appraisal services	4,635	7,045	9,784	14,999
Hardware and other	1,403	1,884	2,903	3,357

Total revenues	43,185	44,263	83,844	85,725

Cost of revenues:
Software licenses	2,275	2,229	4,524	4,246
Software services and maintenance	19,963	18,662	39,876	35,855
Appraisal services	3,706	4,895	8,018	11,227
Hardware and other	992	1,377	2,064	2,472

Total cost of revenues	26,936	27,163	54,482	53,800

Gross profit	16,249	17,100	29,362	31,925

Selling, general and administrative expenses	11,263	11,412	23,207	21,939
Restructuring charge (1)	1,260	—	1,260	—
Amortization of acquisition intangibles	515	670	1,030	1,592

Operating income	3,211	5,018	3,865	8,394
Other income, net	233	41	379	143

Income before income taxes	3,444	5,059	4,244	8,537
Income tax provision	1,423	2,084	1,753	3,471

Net income	$2,021	$2,975	$2,491	$5,066

Earnings per common share:
Basic	$0.05	$0.07	$0.06	$0.12

Diluted	$0.05	$0.07	$0.06	$0.11

EBITDA(2)	$5,840	$7,839	$9,252	$14,128

Weighted average common shares outstanding:
Basic	39,615	41,420	39,920	41,443
Diluted	41,943	44,803	42,337	44,931

(1)	Reconciliation of pro forma net income before restructuring charge

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income as reported	$2,021	$2,975	$2,491	$5,066

Restructuring charge	1,260	—	1,260	—
Income tax benefit at 41%	(517)	—	(517)	—

Net restructuring charge	743	—	743	—

Pro forma net income before restructuring charge	$2,764	$2,975	$3,234	$5,066

Pro forma diluted earnings per share	$0.07	$0.07	$0.08	$0.11

(2)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$2,021	$2,975	$2,491	$5,066
Amortization of acquisition intangibles	515	670	1,030	1,592
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,052	2,197	4,309	4,176
Interest (income) expense included in other income, net	(171)	(87)	(331)	(177)
Income tax provision	1,423	2,084	1,753	3,471

EBITDA	$5,840	$7,839	$9,252	$14,128

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2005	December 31,
	(unaudited)	2004
ASSETS

Current assets:
Cash and cash equivalents	$12,682	$12,573
Short-term investments available-for-sale	9,425	13,832
Accounts receivable, net	46,436	45,801
Other current assets	5,880	5,042
Deferred income taxes	1,611	1,611

Total current assets	76,034	78,859

Property and equipment, net	6,147	6,624

Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	93,990	97,318
Other	205	186

Total assets	$183,876	$190,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$59,806	$59,114
Deferred income taxes	12,973	12,973
Shareholders’ equity	111,097	118,400

Total liabilities and shareholders’ equity	$183,876	$190,487